Exhibit 99.1

Contact:	Norman C. Chambers
Chairman, President & Chief Executive Officer
(281) 897-7788

NCI BUILDING SYSTEMS ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE METL-

SPAN, A LEADING INSULATED PANEL SUPPLIER;

NCI also Announces Agreement to Eliminate All Dividend Obligations Relating to

its Convertible Preferred Shares

HOUSTON (May 2, 2012) – NCI Building Systems, Inc. (NYSE: NCS) (the “Company”) today announced that it has entered into a definitive agreement to purchase Metl-Span LLC (“Metl-Span”) from a subsidiary of BlueScope Steel North America Corporation for $145 million in cash. Metl-Span, a leader in insulated metal panel development for over forty years, operates five manufacturing facilities in the United States serving the nonresidential building products market with cost-effective and energy efficient insulated metal wall and roof panels. For the year ended December 31, 2011, Metl-Span had estimated revenues of $170 million. The acquisition is subject to a number of closing conditions, including the expiration or termination of any applicable waiting period under the Hart Scott Rodino Act.

Norman C. Chambers, NCI’s Chairman, President and Chief Executive Officer, remarked, “Metl-Span is a highly respected and successful insulated panel manufacturer with an experienced, knowledgeable and dedicated workforce. The highly synergistic addition of Metl-Span’s products and capabilities will meaningfully enhance NCI’s diversification and expand NCI’s manufacturing footprint in the high-growth insulated metal panel sector, while also growing our customer base and distribution channels. The transaction, which we expect will be accretive to our earnings in fiscal 2012, will strengthen our position as a leading fully-integrated supplier to the nonresidential building products industry in North America, providing our customers a comprehensive suite of building products.”

In connection with the transaction, NCI will refinance its existing asset-based lending facility (“ABL”) and term loan, which were both set to mature in 2014. NCI has secured a new fully committed ABL and term loan that will be used, together with cash on hand, to fund the acquisition.

Debevoise & Plimpton LLP acted as legal advisor and Credit Suisse Securities (USA) LLC acted as exclusive financial advisor to NCI.

NCI Reaches Agreement with Holders of Convertible Preferred Stock to Eliminate Future Dividend Obligations

The Company also announced today that it has reached an agreement in principle with Clayton, Dubilier & Rice and affiliates (CD&R), the holders of NCI’s convertible preferred shares, to eliminate NCI’s quarterly dividend obligation on the preferred shares, which accrued at an annual rate of 12% unless paid in cash at 8%.

Under the terms of the Certificate of Designations, Preferences and Rights of Series B Cumulative Convertible Participating Preferred Stock, the Company was contractually obligated to pay quarterly dividends to the holders of the convertible preferred shares from October 20, 2009, through October 20, 2019, subject to certain dividend “knock-out” provisions. The agreement in principle announced today achieves immediate “knock-out” of the dividend.

In exchange for agreeing to the dividend elimination, CD&R will receive a total of 37,834 additional shares of convertible preferred stock, representing (i) $6.5 million of dividends accrued from March 15, 2012 through May 18, 2012 (20 trading days after April 20, 2012, on which date the dividend “knock-out” measurement period commenced) and (ii) $31.4 million in additional liquidation preference of convertible preferred stock, or 10% of the total $313.7 million of accreted value as of May 18, 2012. As a result of this agreement, funds managed by CD&R will hold preferred stock with an aggregate liquidation preference and accrued dividends of approximately $345 million. The preferred stock and accrued dividends entitle the funds managed by CD&R to receive approximately 54.1 million shares of common stock, representing 72.7% of the voting power and common stock of the Company on an as-converted basis and an increase of approximately 2% from CD&R’s current position.

“While the CD&R investment in 2009 was critical to our ability to recapitalize our balance sheet at that time, we are very pleased now to have eliminated NCI’s obligation to make further dividend payments to the holders of our preferred shares,” noted Mr. Chambers. “We believe that this agreement is a highly effective and beneficial way to protect our common shareholders from ongoing dilution, meaningfully simplifies our capital structure and the presentation of our financial results, and significantly enhances the future value appreciation opportunity for our common shares.”

This one-time, non-cash payment will be reflected in NCI’s fiscal third fiscal quarter 2012 financial statements and will eliminate virtually all future charges relating to “convertible preferred stock dividends and accretion” and the “convertible preferred stock beneficial conversion feature” in subsequent quarters.

The agreement-in-principle with CD&R has been approved by NCI’s independent directors. Greenhill & Co. acted as financial advisor and Wachtell, Lipton, Rosen & Katz acted as legal advisor to NCI.

NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States and Mexico, with additional sales and distribution offices throughout the United States and Canada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe,” “guidance,” “potential,” “anticipate,” “plan,” “expect,” “should,” “will,” “forecast” or similar expressions are intended to identify forward-looking statements in this press release. These forward-looking statements reflect our current expectations, assumptions and/or beliefs concerning future events. However, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company’s actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially include, but are not limited to, industry cyclicality and seasonality and adverse weather conditions; ability to service the Company’s debt; fluctuations in customer demand and other patterns; raw material pricing and supply; competitive activity and pricing pressure; general economic conditions affecting the construction industry; financial crises or fluctuations in the U.S. and abroad; changes in laws or regulations; and the volatility of the Company’s stock price. See also the risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended October 30, 2011 which identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.